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                                                                    EXHIBIT 99.1



      FLORIDA PANTHERS HOLDINGS, INC. TO ACQUIRE ROLLING HILLS GOLF COURSE

         Fort Lauderdale, Florida (September 8, 1997) - Florida Panthers Holdings, Inc. (NYSE:PAW) announced today an agreement to acquire the Rolling Hills Golf Course in a transaction valued at approximately $8.0 million, payable in cash.

         The championship 18 hole golf course is located on University Drive just south of Interstate 95 in Broward County and was the site for the filming of the hit comedy, "Caddyshack".

         "This transaction will allow us to upgrade and improve an already excellent course and offer an additional first class amenity to the Pier 66 and Bahia Mar Resorts located in Fort Lauderdale," said Richard Evans, President of the Company.

         The transaction includes the 18 hole golf course, a 27,000 square-foot clubhouse, a banquet and meeting room facility, and seven acres of undeveloped land adjacent to the golf course. Also included is a nine-hole golf course on 70 acres with room for additional golf related development. The golf course was purchased from a group of private companies who will retain a minority interest.

         Florida Panthers Holdings, Inc. owns the Boca Raton Resort & Club, controlling interest in the Registry Hotel in Naples, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and Club, as well as the Florida Panthers Hockey Club, the Arena Development and Arena Operating Companies, Incredible Ice Skating Rinks and an interest in the Miami Arena.